Exhbit 5.1

October 23, 2007

Santander Finance Preferred, S.A. Unipersonal
Banco Santander, S.A.
Ciudad Grupo Santander
Avenida de Cantabria
28660 Boadilla del Monte
Madrid, Spain

Ladies and Gentlemen:

Santander Finance Preferred, S.A. Unipersonal (the “Company”), a sociedad anónima organized under the laws of the Kingdom of Spain (“Spain”), and Banco Santander, S.A. (the “Guarantor”), a sociedad anónima organized under the laws of Spain, have filed a registration statement on Form F-4 (as amended, the “Registration Statement”), with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the Company’s offer (the “Exchange Offer”) to exchange its 6.50% Non-Cumulative Series 5 Guaranteed Preferred Securities, par value $25.00 per security (the “exchange Series 5 preferred securities”) for any and all of its outstanding 6.50% Non-Cumulative Series 5 Guaranteed Preferred Securities, par value $25.00 per security (the “restricted Series 5 preferred securities” and collectively with the exchange Series 5 preferred securities, the “Preferred Securities”).  The Guarantor has guaranteed all of the Company’s obligations under the exchange Series 5 preferred securities (the “Guarantee”).

We, as your special U.S. counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion, subject to the assumptions and qualifications set forth herein, that:

1.
When the exchange Series 5 preferred securities are duly issued and delivered in exchange for the restricted Series 5 preferred securities in accordance with the terms of the Exchange Offer, and assuming the Guarantee has been duly authorized, executed and delivered by the Guarantor under Spanish law, the Guarantee (except with respect to the provisions thereof expressed to be governed by Spanish law, as to which we do not express an opinion) will constitute a valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Our opinion is subject to the following assumptions and qualifications:

(a)           Our opinion above is subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

(b)           We have assumed, without independent investigation, that (i) each party to the Guarantee is, and was at the time the Guarantee was executed and delivered, validly existing and in good standing under the laws of its jurisdiction of organization and of each other jurisdiction in which the conduct of its business or the ownership of its property makes or made such qualification necessary, (ii) each such party has, and had at the time the Guarantee was executed and delivered, full power and authority to execute, deliver and perform the Guarantee and/or the Preferred Securities, as applicable, (iii) the execution, delivery and performance of the Guarantee, as applicable, (x) have been duly authorized by all necessary action on the part of each such party and (y) do not and will not violate any law or regulation (other than any such law or regulation of the State of New York or the federal government of the United States of America that in our experience is customarily applicable to general business corporations in relation to and in connection with transactions of the type contemplated by the Guarantee, excluding the anti-fraud provision of the federal securities laws and the securities or Blue Sky laws of the states of the United States), the organizational documents of any such party or any agreement, judgment, injunction, order, decree or other instrument binding on any such party, (iv) all authorizations, approvals or consents of, and all filings or registrations with, any governmental or regulatory authority or agency of Spain required in connection with the execution, delivery and performance of the Guarantee have been obtained and (v) to the extent the matter is governed by the laws of Spain, the Guarantee has been or will be duly executed and delivered by each such party.

(c)           We express no opinion as to whether a United States federal court would have jurisdiction over a controversy arising under the Guarantee.

(d)           Our opinion may be subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors rights.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the heading “Validity of Exchange Series 5 Preferred Securities” in the Prospectus contained in the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ Davis Polk Wardwell
Davis Polk & Wardwell